Exhibit 5.2

Charleston

Charlotte

Columbia

Greensboro

Greenville

Hilton Head

Myrtle Beach

Raleigh

55 East Camperdown Way

Suite 400 (29601)

PO BOX 10648

Greenville, SC 29603-0648

www.nexsenpruet.com

May 14, 2015

Polymer Group, Inc.

9335 Harris Corners Parkway, Suite 300

Charlotte, North Carolina 28269

Re:	The Exchange of Notes by Polymer Group, Inc., a Delaware corporation (the “Company”) pursuant to the Indenture, dated June 11, 2014, by and among the Company, the Guarantors as listed on Schedule 1 attached hereto (collectively, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Indenture”)

Ladies and Gentlemen:

We have acted as local counsel to Fiberweb, Inc., a South Carolina corporation (“Fiberweb”), an indirect wholly-owned subsidiary of Polymer Group, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the exchange of up to $210,000,000 aggregate principal amount of 6.875% Senior Notes due 2019.

Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

F 864.477.2632

Nexsen Pruet, LLC

Attorneys and Counselors at Law

May 14, 2015

DOCUMENTS REVIEWED

In connection with delivering this opinion, we have reviewed the Registration Statement, the Indenture and the Registration Rights Agreement, dated as of June 11, 2014, among the Company, the Guarantors and Citigroup Global Markets, Inc., acting on behalf of itself and as the Representative of the Initial Purchasers as listed on Annex A attached hereto (the “Representative”) (the “Registration Agreement”).

We have examined and relied upon (1) Fiberweb’s Articles of Incorporation filed with the South Carolina Secretary of State on September 12, 1986, as amended by the Articles of Amendment filed with the South Carolina Secretary of State on November 19, 1986, the Articles of Amendment filed with the South Carolina Secretary of State on December 8, 1986, the Articles of Amendment filed with the South Carolina Secretary of State on July 7, 1987, the Articles of Merger filed with the South Carolina Secretary of State on December 8, 1995, the Articles of Merger filed with the South Carolina Secretary of State on December 20, 2002, the Articles of Amendment filed with the South Carolina Secretary of State on November 17, 2006, and the Articles of Merger filed with the South Carolina Secretary of State on May 31, 2011 (the “Articles”); (2) Fiberweb’s Bylaws (collectively with the Articles, the “Organizational Documents”); (3) Fiberweb’s Action taken by Unanimous Written Consent of the Board of Directors, dated as of June 3, 2014 (the “Board Resolutions”); (4) the Certificate of Existence of Fiberweb issued by the South Carolina Secretary of State on May 29, 2014 (the “Certificate of Existence”); and (5) the Omnibus Certificate of the Secretary, dated June 11, 2014.

We have also examined such documents and made such investigation of law as we deemed appropriate for purposes of the opinions set forth below. As to certain matters of fact, we have relied upon statements and representations of the officers, directors and other representatives of Fiberweb and of other public officials and agencies, which have not been independently established, verified or confirmed by us.

COVERAGE

The opinions set forth herein are limited to matters governed by the laws of the State of South Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction, including, without limitation, New York. The opinions set forth herein assume that the laws of the State of South Carolina would govern, notwithstanding any choice of law provision to the contrary, but no opinions are given regarding or with respect to any choice of law provision.

ASSUMPTIONS

In rendering the opinions set forth herein, we have assumed, without independent verification, as of the date of the execution and delivery of the Indenture among other things: (i) each natural person executing any document was legally competent to do so; (ii) all signatures on any of the documents reviewed by us were genuine; and(iii) all documents submitted to us as originals were authentic, all documents submitted to us as certified or photostatic copies conformed to the original document, and all public records reviewed were accurate and complete;

May 14, 2015

OPINION

Based on and subject to the foregoing and such other qualifications, exceptions, limitations and assumptions set forth herein, it is our opinion that:

1. Fiberweb has duly authorized, executed and delivered the Indenture in accordance with the law of the State of South Carolina.

2. The execution, delivery and performance of the Indenture by Fiberweb do not and will not violate the law of the State of South Carolina.

QUALIFICATIONS

We express no opinion as to any tax, insolvency, consumer, privacy, labor and employment, pension and employee benefit, anti-terrorism, criminal, anti-trust, anti-tying, unfair trade practices and competition, intellectual property, letter of credit, securities or “blue sky” laws, rules or regulations of any jurisdiction or laws, rules or regulations governing and regulating financial or lending institutions. We express no opinion as to compliance by any parties to the transaction with respect to any fiduciary duty or any regulatory requirements applicable to the subject transactions because of the nature of their business.

The legal opinions expressed herein are an expression of professional judgment and not a guaranty of any result.

This opinion is given as of the date hereof based upon existing facts and law and is subject to changes therein. We are under no obligation, and do not undertake any obligation to update or revise the opinions set forth herein for any reason including, without limitation, facts or laws subsequently becoming known to us which cause such opinions to be inaccurate or incomplete.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Nexsen Pruet, LLC

Nexsen Pruet, LLC

Annex A

The Initial Purchasers

Citigroup Global Markets Inc.

Barclays Capital Inc.

RBC Capital Markets, LLC

HSBC Securities (USA) Inc.

Schedule 1

Guarantors

PGI Polymer, Inc.

Chicopee, Inc.

Fabrene, L.L.C.

Dominion Textile (USA), L.L.C.

PGI Europe, Inc.

Fiberweb Holdings, Inc.

Fiberweb USA Holdings, Inc.

Fiberweb Industrial Textiles Corporation

Fiberweb, Inc.

Old Hickory Steamworks, LLC

Fiberweb Washougal, Inc.